Exhibit 99.1

Recent Developments relating to the Company

Preliminary Unaudited Estimated Selected Financial Information for the Quarterly and Annual Periods Ended December 31, 2025

Set forth below are HHC’s preliminary estimates of selected financial information. The preliminary financial information includes: (i) selected unaudited estimated financial information for the three months and year ended December 31, 2025, and (ii) actual financial results derived from HHC’s unaudited interim financial statements for the three months ended December 31, 2024, and HHC’s audited consolidated financial statements for the year ended December 31, 2024.

HHC’s final results remain subject to the completion of management’s final review and other closing procedures, or subsequent events, as well as the completion of the audit of HHC’s financial statements and the execution of internal controls over financial reporting. Accordingly, you should not place undue reliance on our preliminary results set forth below, which may differ from actual results. These preliminary results are not necessarily indicative of any future period and actual results may differ materially from those described above. These preliminary results should not be viewed as a substitute for full audited financial statements prepared in accordance with GAAP. The audit of HHC’s consolidated financial statements as of and for the year ended December 31, 2025, will not be finalized until after the completion of this offering. During the course of the preparation of HHC’s audited consolidated financial statements and the notes thereto by management, which will be further subjected to an audit, additional items that require adjustments to the preliminary results presented below may be identified.

The preliminary financial information has been prepared by, and is the responsibility of, our management. Our independent registered public accounting firm, KPMG LLP, has not audited, reviewed or performed any procedure with respect to this preliminary financial information, and KPMG LLP does not express an opinion or any form of assurance on such information.

You should read this information together with “Risk Factors,” and “Cautionary Statement Regarding Forward-Looking Statements” included elsewhere herein and HHC’s consolidated financial statements and the notes thereto included in the Audited Financials of HHC’s 2024 Annual Report.

Based upon currently available information, we estimate, (i) total revenues to be in the range of approximately $619 million to $629 million for the three months ended December 31, 2025, compared to $984 million for the three months ended December 31, 2024, (ii) net income from continuing operations to be in the range of approximately $14 million to $15 million for the three months ended December 31, 2025, compared to $163 million for the three months ended December 31, 2024, (iii) MPC EBT to be in the range of approximately $100 million to $111 million for the three months ended December 31, 2025, compared to $57 million for the three months ended December 31, 2024, and (iv) Operating Assets NOI to be in the range of approximately $63 million to $69 million for the three months ended December 31, 2025, compared to $59 million for the three months ended December 31, 2024.

Based upon currently available information, we estimate (i) total revenues to be in the range of approximately $1,470 million to $1,480 million for the year ended December 31, 2025, compared to $1,751 million for the year ended December 31, 2024, (ii) net income from continuing operations to be in the range of approximately $126 million to $139 million for the year ended December 31, 2025, compared to $288 million for the year ended December 31, 2024 (iii) MPC EBT to be in the range of approximately $452 million to $500 million for the year ended December 31, 2025, compared to $349 million for the year ended December 31, 2024, and (iv) Operating Assets NOI to be in the range of approximately $249 million to $275 million for the year ended December 31, 2025, compared to $245 million for the year ended December 31, 2024.

Non-GAAP Financial Measures

The excerpt above contains non-GAAP financial measures. Non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for the financial statements prepared in accordance with GAAP. The non-GAAP financial information presented may be determined or calculated differently by other companies and may not be comparable to similarly titled measures.

Net Operating Income (NOI)

Operating Assets NOI is defined as operating revenues (rental income, tenant recoveries, and other revenue) less operating expenses (real estate taxes, repairs and maintenance, marketing, and other property expenses). Operating Assets NOI excludes straight-line rents and amortization of tenant incentives, net; interest expense, net; ground rent amortization; demolition costs; other income (loss); depreciation and amortization; development-related marketing costs; gain on sale or disposal of real estate and other assets, net; loss on extinguishment of debt; provision for impairment; and equity in earnings from unconsolidated ventures.

We believe that NOI is a useful supplemental measure of the performance of our Operating Assets segment because it provides a performance measure that reflects the revenues and expenses directly associated with owning and operating real estate properties. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that property-specific factors such as rental and occupancy rates, tenant mix, and operating costs have on our operating results, gross margins, and investment returns.

A reconciliation of segment EBT to NOI for Operating Assets is presented in the table below:

	Three Months Ended December 31,			Year Ended December 31,
(In thousands)	2025 Estimated Low	2025 Estimated High	2024 Actual	2025 Estimated Low	2025 Estimated High	2024 Actual
Operating Assets segment EBT	$(12,100)	$(13,400)	$(513)	$(25,800)	$(28,600)	$(28,455)
Add back:
Depreciation and amortization	41,900	46,200	43,137	164,100	181,600	169,040
Interest (income) expense, net	32,500	36,000	34,439	129,800	143,500	138,207
Equity in (earnings) losses from unconsolidated ventures	(400)	(400)	(1,775)	(4,600)	(5,100)	(5,819)
(Gain) loss on sale or disposal of real estate and other assets, net	—	—	(14,948)	(13,600)	(15,100)	(22,907)
(Gain) loss on extinguishment of debt	200	200	267	700	700	465
Impact of straight-line rent	(200)	(200)	(1,765)	(1,900)	(2,100)	(4,770)
Other	600	700	69	400	400	(306)
Operating Assets NOI	62,500	69,100	58,911	249,100	275,300	245,455

See “Use of Non-GAAP Financial Measures” in this offering memorandum.